    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1998
                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON. D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       FIDELITY NATIONAL FINANCIAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                             86-0498599
  (STATE OR OTHER JURISDICTION OF INCORPORATION OR            (I.R.S. EMPLOYER IDENTIFICATION NO.)
                    ORGANIZATION)

                            17911 VON KARMAN AVENUE
                            IRVINE, CALIFORNIA 92614
                                 (949) 622-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                               M'LISS JONES KANE
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                       FIDELITY NATIONAL FINANCIAL, INC.
                       17911 VON KARMAN AVENUE, SUITE 300
                            IRVINE, CALIFORNIA 92614
                                 (949) 622-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                             C. CRAIG CARLSON, ESQ.
                            J. MICHAEL VAUGHN, ESQ.
                        STRADLING YOCCA CARLSON & RAUTH
                            660 NEWPORT CENTER DRIVE
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM        PROPOSED MAXIMUM
        TITLE OF EACH CLASS                AMOUNT TO                OFFERING               AGGREGATE               AMOUNT OF
  OF SECURITIES TO BE REGISTERED        BE REGISTERED(1)       PRICE PER UNIT(1)       OFFERING PRICE(1)      REGISTRATION FEE(2)
-----------------------------------------------------------------------------------------------------------------------------------
Debt Securities(3).................                                    --
-----------------------------------------------------------------------------------------------------------------------------------
Preferred Stock(4).................                                    --
-----------------------------------------------------------------------------------------------------------------------------------
Depositary Shares(4)(5)............                                    --
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock(4)....................                                    --
-----------------------------------------------------------------------------------------------------------------------------------
    TOTAL..........................       $150,000,000                 --                 $150,000,000              $44,250
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Not specified as to each class of securities to be registered pursuant to General Introduction II.D of Form S-3. Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in one or more foreign currencies or units of two or more foreign currencies or composite currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) Estimated in accordance with Rule 457(o) solely for the purpose of calculating the registration fee.

(3) Debt Securities include subordinated convertible Debt Securities and junior subordinated convertible Debt Securities. If any Debt Securities are issued at an original issue discount, then such greater amount as may be sold for an aggregate initial offering price of up to the proposed maximum aggregate offering price.

(4) Includes such indeterminate number of shares of Preferred Stock and Common Stock, and such indeterminate number of Depositary Shares, as may be issued from time to time at indeterminate prices, or as may be issued upon conversion or exchange of Debt Securities, Preferred Stock or Depositary Shares, as the case may be (for which, in any such conversion or exchange, no separate consideration will be received by the Registrant).

(5) Represent fractional interests in shares of Preferred Stock registered hereby.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 16, 1998

PROSPECTUS
$150,000,000

                       FIDELITY NATIONAL FINANCIAL, INC.
                       DEBT SECURITIES, PREFERRED STOCK,
                       DEPOSITARY SHARES AND COMMON STOCK
                            ------------------------

Fidelity National Financial, Inc. may from time to time offer and sell Debt Securities, shares of Preferred Stock, Depositary Shares representing fractional interests in shares of Preferred Stock, and shares of Common Stock. These Securities may be offered from time to time for an aggregate initial public offering price of up to $150,000,000. The Debt Securities and Preferred Stock may be convertible into or exchangeable for Common Stock or other Securities. We will provide the specific terms and the initial public offering prices of these Securities in supplements to this Prospectus. You should read this Prospectus and the applicable supplement carefully before you invest. This Prospectus may not be used to sell Securities unless accompanied by a prospectus supplement.
                            ------------------------

The Common Stock is traded on the New York Stock Exchange under the symbol "FNF". Any Common Stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance.
                            ------------------------

The Securities may be sold directly, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents or underwriters are involved in the sale of any Securities, their names and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds to the issuer from the sale of Securities also will be set forth in a prospectus supplement.
                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

The information in this Prospectus is not complete and may be changed. We cannot sell these Securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these Securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
                            ------------------------

                The date of this Prospectus is October   , 1998

                             ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement filed by Fidelity National Financial, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may sell any combination of the Debt Securities, Preferred Stock, Depositary Shares and Common Stock (the "Securities") described in this Prospectus, either separately or in units, in one or more offerings up to a total dollar amount of $150,000,000. This Prospectus provides you with a general description of those Securities. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

The registration statement that contains this Prospectus (including the exhibits to the registration statement) contains additional information about our Company and the Securities offered under this Prospectus. That registration statement can be read at the SEC's web site or at the SEC's offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

We "incorporate by reference" into this Prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus and information that we file subsequently with the SEC will automatically update this Prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the initial filing of the registration statement that contains this Prospectus and prior to the time that we sell all the securities offered by this Prospectus:

- Annual Report on Form 10-K, as amended, for the year ended December 31, 1997 (including information specifically incorporated by reference into our Form 10-K from our definitive Notice and Proxy Statement for our 1998 Annual Meeting of Stockholders);

- Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and

- Current Reports on Form 8-K dated February 26, 1998, as amended, March 19, 1998, March 25, 1998, April 23, 1998, May 6, 1998, June 24, 1998 and August
  20, 1998.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

             Corporate Secretary
             Fidelity National Financial, Inc.
             17911 Von Karman Avenue, Suite 300
             Irvine, California 92614
             (949) 622-5000

You should rely only on the information incorporated by reference or set forth in this Prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this Prospectus to sell Securities if it is accompanied by a prospectus supplement. We are only offering these Securities in states where the offer is permitted. You should not assume that the information in this Prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                                  THE COMPANY

The Company is one of the largest national title insurance underwriters and also provides diversified real estate services. The Company is engaged in doing business in 49 states, the District of Columbia, Puerto Rico, the Bahamas and the Virgin Islands. Through its subsidiaries, the Company issues title insurance policies and performs other title-related services such as escrow, collection and trust activities, real estate information and technology services, trustee sales guarantees, credit reporting, attorney services, flood certification, real estate tax services, reconveyances, recordings, foreclosure publishing and posting services and exchange intermediary services in connection with real estate transactions. Title insurance and related services are provided through the Company's direct operations and otherwise through independent title insurance agents who issue title policies on behalf of the underwriting subsidiaries. Title insurance is generally accepted as the most efficient means of determining title to, and the priority of interests in, real estate in nearly all parts of the United States. Today, virtually all real property mortgage lenders require their borrowers to obtain a title insurance policy at the time a mortgage loan is made or to allow the sale of loans in the secondary market.

The Company's principal underwriting subsidiaries are Fidelity National Title Insurance Company, Fidelity National Title Insurance Company of New York, Fidelity National Title Insurance Company of Tennessee, Nations Title Insurance of New York Inc., National Title Insurance of New York Inc., and Alamo Title Insurance. The Company also operates through its wholly-owned underwritten title companies, a national network of agents and wholly-owned real estate-related ancillary service companies. Additionally, through its wholly-owned subsidiary Granite Financial, Inc., the Company originates, funds, purchases, sells, securitizes and services equipment leases for a broad range of businesses.

During 1996 and 1997, the Company expanded its platform of title and real estate transactional services and increased its market share in the commercial and agency segments of the title industry. Through the Company's proprietary technology the Company offers fully integrated software to its customers in the real estate closing business, creating a competitive advantage through increased productivity and accuracy.

The Company has long recognized the perceived volatility of the title insurance industry as it relates to interest rates and other factors affecting the real estate industry. As a result, the Company will continue to consider strategic opportunities in businesses that are less interest rate sensitive than the title industry.

                                USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered Securities will be added to our general funds and may be used:

- to meet our working capital requirements;

- to repurchase or redeem our outstanding debt securities;

- to refinance or repay our outstanding borrowings;

- to make investments in or loans to our subsidiaries;

- to finance acquisitions; and

- for other general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges of the Company on a consolidated basis for each of the periods indicated were as follows:

                                   SIX MONTHS
                                      ENDED
    YEAR ENDED DECEMBER 31,         JUNE 30,
--------------------------------   -----------
1993   1994   1995   1996   1997   1997   1998
----   ----   ----   ----   ----   ----   ----
21.8    2.4   2.0    4.9    7.8    4.8    13.3

For the purpose of calculating these ratios, earnings consist of income from continuing operations of the Company, before income taxes, fixed charges and extraordinary items. Fixed charges include interest expensed and capitalized and amortized discounts and capitalized expenses related to indebtedness.

The Company's ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as the ratios of earnings to fixed charges, because the Company had no shares of preferred stock outstanding during the periods indicated and currently has no such shares outstanding.

                         CERTAIN FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The following table sets forth selected financial data of the Company as of and for each of the years in the three-year period ended December 31, 1997 and as of and for the six months ended June 30, 1997 and 1998. The financial information presented herein has been restated for the Company's merger with Granite Financial, Inc. in February 1998 as if the companies had been combined as of and for the two-year period ended December 31, 1997. The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto incorporated by reference herein. See "Where You Can Find More Information."

                                                                                  SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,            JUNE 30,
                                                ------------------------------   -------------------
                                                  1995       1996       1997       1997       1998
                                                --------   --------   --------   --------   --------
                                                                                     (UNAUDITED)
STATEMENT OF EARNINGS DATA:
  Total revenue...............................  $409,845   $642,377   $763,181   $337,987   $525,738
  Total expenses..............................   400,385    600,004    684,329    315,723    446,703
                                                --------   --------   --------   --------   --------
  Earnings before income taxes and
     extraordinary item.......................     9,460     42,373     78,852     22,264     79,035
  Income tax expense..........................     1,828     16,846     34,055      8,871     33,594
                                                --------   --------   --------   --------   --------
  Earnings before extraordinary item..........     7,632     25,527     44,797     13,393     45,441
  Extraordinary item..........................      (813)        --     (1,700)        --         --
                                                --------   --------   --------   --------   --------
  Net earnings................................  $  6,819   $ 25,527   $ 43,097   $ 13,393   $ 45,441
                                                ========   ========   ========   ========   ========
PER SHARE AND OTHER DATA:
  Basic net earnings..........................  $  6,819   $ 25,527   $ 43,097   $ 13,393   $ 45,441
                                                ========   ========   ========   ========   ========
  Basic earnings per share before
     extraordinary item.......................  $   0.50   $   1.53   $   2.32   $   0.75   $   1.99
  Extraordinary item..........................     (0.05)        --      (0.09)        --         --
                                                --------   --------   --------   --------   --------
  Basic net earnings per share................  $   0.45   $   1.53   $   2.23   $   0.75   $   1.99
                                                ========   ========   ========   ========   ========
  Weighted average shares outstanding, basic
     basis....................................    15,131     16,647     19,272     17,908     22,833
  Diluted net earnings........................  $  6,819   $ 28,723   $ 46,239   $ 15,008   $ 46,664
                                                ========   ========   ========   ========   ========
  Diluted earnings per share before
     extraordinary item.......................  $   0.49   $   1.30   $   1.92   $   0.63   $   1.66
  Extraordinary item..........................     (0.05)        --      (0.07)        --         --
                                                --------   --------   --------   --------   --------
  Diluted net earnings per share..............  $   0.44   $   1.30   $   1.85   $   0.63   $   1.66
                                                ========   ========   ========   ========   ========
  Weighted average shares outstanding, diluted
     basis....................................    15,694     22,106     24,948     23,673     28,057
  Dividends per share.........................  $   0.22   $   0.24   $   0.26   $   0.13   $   0.14
  Earnings before income taxes and
     extraordinary item as a percent of total
     revenue..................................      2.31%      6.60%     10.33%      6.59%     15.03%
BALANCE SHEET DATA:
  Investments.................................  $180,082   $227,674   $326,877   $244,678   $353,599
  Cash and cash equivalents...................    47,431     72,364     59,855     65,127     74,571
  Leases and lease securitization residual
     interest.................................        --     29,034     53,782     35,556     73,538
  Total assets................................   405,063    549,013    679,592    567,897    761,958
  Notes payable...............................   136,047    171,525    155,795    175,823    149,866
  Reserve for claim losses....................   146,094    187,245    190,747    188,351    195,386
  Stockholders' equity........................    77,947    124,435    231,830    139,547    285,536

                         DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the Debt Securities (as defined below). The prospectus supplement will describe the specific terms of the Debt Securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Debt Securities.

The Company may issue Debt Securities either separately, or together with, or upon the conversion of or in exchange for, other Securities. The Debt Securities will be issued under an indenture (the "Indenture") between us and the trustee named in the applicable prospectus supplement (the "Trustee"). As used in this Prospectus, "Debt Securities" means the debentures, notes, bonds and other evidences of indebtedness that we issue and the Trustee authenticates and delivers under the Indenture.

We have summarized certain terms and provisions of the Indenture in this section. The summary is not complete. We have also filed the form of the Indenture as an exhibit to the registration statement. You should read the form of Indenture for additional information before you buy any Debt Securities. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

GENERAL

The Debt Securities will be our unsecured obligations. The Indenture does not limit the amount of Debt Securities that we may issue and permits us to issue Debt Securities from time to time. Debt Securities issued under the Indenture will be issued as part of a series that has been established by us pursuant to the Indenture. Unless a prospectus supplement relating to Debt Securities states otherwise, the Indenture and the terms of the Debt Securities will not contain any covenants designed to afford holders of any Debt Securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Debt Securities. The indebtedness represented by Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined below) of the Company. See "-- Subordination."

Because we are a holding company that conducts our operations through our subsidiaries, holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, beneficiaries under title insurance policies, and guarantee holders. As of June 30, 1998, our subsidiaries had approximately $54.6 million of outstanding debt. Moreover, our ability to pay principal and interest on the Debt Securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries. Certain of our principal operating subsidiaries are subject to insurance regulations that require minimum amounts of statutory surplus, which may restrict the amount of funds which are available to us from such subsidiaries, or prior approval from the regulatory agency before those subsidiaries can pay us any extraordinary dividends.

A prospectus supplement relating to a series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

- the title and type of the Debt Securities;

- any limit on the total principal amount of the Debt Securities;

- the price at which the Debt Securities will be issued;

- the date or dates on which the principal of and premium, if any, on the Debt Securities will be payable;

- the maturity date of the Debt Securities;

- if the Debt Securities will bear interest, the interest rate on the Debt Securities, the date from which interest will accrue, the record and interest payment dates for the Debt Securities, the first interest payment date, and any circumstances under which we may defer interest payments;

- the terms and conditions upon which the Debt Securities will be convertible into Common Stock or other Securities, including the initial conversion price and any adjustments thereto;

- the subordination terms applicable to the Debt Securities;

- any optional redemption provisions that would permit us or the Holders (as defined below) of Debt Securities to elect redemption of the Debt Securities prior to their final maturity;

- any sinking fund provisions that would obligate us to redeem the Debt Securities prior to their final maturity;

- the currency or currencies in which the Debt Securities will be denominated and payable, if other than U.S. dollars;

- any provisions that would permit us or the Holders of the Debt Securities to elect the currency or currencies in which the Debt Securities are paid;

- whether the provisions described under the heading "Defeasance" below apply to the Debt Securities;

- any changes to or additional Events of Default or covenants;

- whether the Debt Securities will be issued in whole or in part in the form of Global Securities and, if so, the Depositary for those Global Securities (a "Global Security" means a Debt Security that we issue in accordance with the Indenture to represent all or part of a series of Debt Securities);

- any special tax implications of the Debt Securities; and

- any other terms of the Debt Securities.

A "Holder," with respect to a Registered Security, means the Person in whose name such Registered Security is registered in the Security Register.

PAYMENT; TRANSFER

In the applicable prospectus supplement, we will designate a Place of Payment where you can receive payment of the principal of and any premium and interest on the Debt Securities or transfer the Debt Securities. Even though we will designate a Place of Payment, we may elect to pay any interest on the Debt Securities by mailing a check to the Person listed as the owner of the Debt Securities in the Security Register or by wire transfer to an account designated by that Person in writing not less than ten days before the date of the interest payment. There will be no service charge for any registration of transfer or exchange of the Debt Securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Debt Securities.

DENOMINATIONS

Unless the prospectus supplement states otherwise, the Debt Securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

ORIGINAL ISSUE DISCOUNT

Debt Securities may be issued under the Indenture as Original Issue Discount Securities and sold at a substantial discount below their stated principal amount. If a Debt Security is an "Original Issue Discount Security," that means that an amount less than the principal amount of the Debt Security will be due and payable upon a declaration of acceleration of the maturity of the Debt Security pursuant to the Indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any Original Issue Discount Securities.

CONVERSION

The applicable prospectus supplement relating to a series of Debt Securities will describe the terms on which those Debt Securities are convertible into shares of Common Stock or other Securities.

The applicable prospectus supplement will also specify the price at which Debt Securities are convertible, the date before any day fixed for redemption of the Debt Securities at which the conversion rights will expire, and the events or circumstances which will result in adjustments to the conversion price, and, as applicable, the formulae for determining the adjusted conversion price. Events which may result in a conversion price adjustment include:

- stock dividends, stock splits and similar changes to the Company's Common
  Stock;

- other distributions of debt as assets to holders of Common Stock;

- extraordinary cash dividends on the Common Stock;

- reclassifications of the Common Stock; and

- mergers, consolidations or sales of substantially all of the Company's assets in which holders of Common Stock are entitled to receive stock, other securities, or other property or assets.

The conversion price may also be subject to reduction, at the Company's option, in certain circumstances to be described in the applicable prospectus supplement.

SUBORDINATION

Under the Indenture, payment of the principal, interest and any premium on the Debt Securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. The Indenture provides that no payment or principal, interest or any premium on the Debt Securities may be made in the event:

- we fail to pay the principal, interest, any premium or any other amounts on any Senior Debt when due; or

- of any insolvency, bankruptcy or similar proceeding involving the Company or our property.

The Indenture will not limit the amount of Senior Debt that we may incur.

"Senior Debt" is defined as all notes or other evidences of indebtedness, including guarantees of the Company for money borrowed by the Company, not expressed to be subordinate or junior in right of payment to any other indebtedness of the Company.

CONSOLIDATION, MERGER OR SALE

The Indenture generally permits a consolidation or merger between us and another corporation. It also permits the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. These transactions are permitted if:

- the resulting or acquiring corporation (if other than us) assumes all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indenture; and

- immediately after the transaction, no Event of Default exists.

We are not required by the Indenture to comply with those provisions if we sell all of our property and assets to another corporation if, immediately after the sale, that corporation is one of our wholly-owned Subsidiaries.

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, such successor corporation may exercise our rights and powers under the Indenture, in our name or in its own name, and we will be released from all our liabilities and obligations under the Indenture and under the Debt Securities.

MODIFICATION AND WAIVER

Under the Indenture, certain of our rights and obligations and certain of the rights of Holders of the Debt Securities may be modified or amended with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series of Debt Securities affected by the modification or amendment. The following modifications and amendments will not be effective against any Holder without its consent:

- a change in the stated maturity date of any payment of principal or interest;

- a reduction in certain payments due on the Debt Securities;

- a change in the place of payment or currency in which any payment on the Debt Securities is payable;

- a limitation of a Holder's right to sue us for the enforcement of certain payments due on the Debt Securities;

- a reduction in the percentage of outstanding Debt Securities required to consent to a modification or amendment of the Indenture;

- a limitation of a Holder's right, if any, to repayment of Debt Securities at such Holder's option; and

- a modification of any of the foregoing requirements or a reduction in the percentage of outstanding Debt Securities required to waive compliance with certain provisions of the Indenture or to waive certain defaults under the Indenture.

Under the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series of Debt Securities may, on behalf of all Holders of that series:

- waive compliance by us with certain restrictive covenants of the Indenture;
  and

- waive any past default under the Indenture, except: a default in the payment of the principal of or any premium or interest on any Debt Securities of that series, or a default under any provision of the Indenture which itself cannot be modified or amended without the consent of the Holders of each outstanding Debt Security of that series.

EVENTS OF DEFAULT

"Event of Default," when used in the Indenture with respect to any series of Debt Securities, means any of the following:

- failure to pay interest on any Debt Security of that series for 30 days after the payment is due;

- failure to pay the principal of or any premium on any Debt Security of that series when due;

- failure to deposit any sinking fund payment when due on Debt Securities of that series;

- failure to perform any other covenant in the Indenture that applies to Debt Securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the Indenture;

- certain events in bankruptcy, insolvency or reorganization; or

- any other Event of Default that may be specified for the Debt Securities of that series when that series is created.

If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If such a declaration occurs, the Holders of a majority of the aggregate principal amount of the outstanding Debt Securities of that series can, subject to certain conditions, rescind the declaration.

The prospectus supplement relating to each series of Debt Securities which are Original Issue Discount Securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an Event of Default occurs and continues.

An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indenture. The Indenture requires us to file an Officers' Certificate with the Trustee each year that states that certain defaults do not exist under the terms of the Indenture. The Trustee may withhold notice to the Holders of Debt Securities of any default (except defaults in the payment of principal, premium, interest or any sinking fund installment) if it considers such withholding of notice to be in the best interests of the Holders.

Other than its duties in the case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any Holders, unless the Holders offer the Trustee reasonable indemnification. If reasonable indemnification is provided, then, subject to certain other rights of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series may, with respect to the Debt Securities of that series, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee; or exercising any trust or power conferred upon the Trustee.

DEFEASANCE

At the time that we establish a series of Debt Securities under the Indenture, we can provide that the Debt Securities of that series are subject to the defeasance and discharge provisions of the Indenture. If we so provide, we will be discharged from our obligations on the Debt Securities of that series if we deposit with the Trustee, in trust, sufficient money or Government Obligations (as defined below) to pay the principal, interest, any premium and any other sums due on the Debt Securities of that series (such as sinking fund payments) on the dates such payments are due under the Indenture and the terms of the Debt Securities. As used above, "Government Obligations" mean:

- securities of the same government which issued the currency in which the series of Debt Securities are denominated and in which interest is payable; or

- securities of government agencies backed by the full faith and credit of such government.

In the event that we deposit funds in trust and discharge our obligations under a series of Debt Securities as described above, then:

- the Indenture will no longer apply to the Debt Securities of that series (except for certain obligations to compensate, reimburse and indemnify the Trustee, to register the transfer and exchange of Debt Securities, to replace lost, stolen or mutilated Debt Securities and to maintain paying agencies and the trust funds); and

- Holders of Debt Securities of that series can only look to the trust fund for payment of principal, any premium and interest on the Debt Securities of that series.

Under federal income tax law, such deposit and discharge may be treated as an exchange of the related Debt Securities for an interest in the trust mentioned above. Each Holder might be required to recognize gain or loss equal to the difference between (1) the Holder's cost or other tax basis for the Debt Securities and (2) the value of the Holder's interest in the trust. Holders might be required to include in income a share of the income, gain or loss of the trust. You are urged to consult your own tax advisor as to the specific consequences of such a deposit and discharge, including the applicability and effect of tax laws other than federal income tax law.

                         DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of our Preferred Stock that may be offered by this Prospectus ("Preferred Stock"). A prospectus supplement will describe the specific terms of the series of the Preferred Stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to those shares of Preferred Stock.

We have summarized certain terms and provisions of the Preferred Stock in this section. The summary is not complete. We have also filed or incorporated by reference our Certificate of Incorporation, as amended, and the form of Certificate of Designation, Preferences and Rights of Preferred Stock ("Certificate of Designation") as exhibits to the registration statement. You should read our Certificate of Incorporation, as amended, and the Certificate of Designation relating to the applicable series of the Preferred Stock for additional information before you buy any Preferred Stock.

GENERAL

Pursuant to our Certificate of Incorporation, our Board of Directors has the authority, without further stockholder action, to issue a maximum of 3,000,000 shares of Preferred Stock. As of October 15, 1998, no shares of Preferred Stock were issued or outstanding or reserved for issuance. The Board of Directors has the authority to determine or fix the following terms with respect to shares of any series of Preferred Stock:

- the number of shares and designation or title of the shares;

- dividend rights;

- whether and upon what terms the shares will be redeemable;

- the rights of the holders upon our dissolution or upon the distribution of our assets;

- whether and upon what terms the shares will have a purchase, retirement or sinking fund;

- whether and upon what terms the shares will be convertible into Common Stock or other Securities;

- the voting rights, if any, which will apply; and

- any other preferences, rights, limitations or restrictions of the series.

If we purchase, redeem or convert shares of Preferred Stock, we will retire and cancel them and restore them to the status of authorized but unissued shares of Preferred Stock. Such shares will not be part of any particular series of Preferred Stock and may be reissued by us.

As described under "Description of Depositary Shares" below, we may elect to offer Depositary Shares represented by Depositary Receipts. If we so elect, each Depositary Share will represent a fractional interest (to be specified in the applicable prospectus supplement) in shares of Preferred Stock. If we issue Depositary Shares representing interests in shares of Preferred Stock, those shares of Preferred Stock will be deposited with a Depositary.

The Preferred Stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the Preferred Stock for specific terms, including:

- the title and liquidation preference of the Preferred Stock and the number of shares offered;

- the initial public offering price at which we will issue the Preferred Stock;

- the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

- any redemption or sinking fund provisions;

- any conversion provisions;

- whether we have elected to offer Depositary Shares as described under "Description of Depositary Shares" below; and

- any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

When we issue shares of Preferred Stock, they will be fully paid and nonassessable (i.e., the full purchase price for the outstanding Preferred Stock will have been paid and the holders of such shares of Preferred Stock will not be assessed any additional monies for such Preferred Stock). Unless the applicable prospectus supplement specifies otherwise:

- each series of the Preferred Stock will rank equally in all respects with the outstanding shares of each other series of the Preferred Stock;

- the Preferred Stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future (i.e., the holders of Preferred Stock will have no right, as holders of Preferred Stock, to buy any portion of those issued securities); and

- Continental Stock Transfer and Trust Company will be the transfer agent and registrar for the Preferred Stock and any Depositary Shares.

DIVIDENDS

The holders of the Preferred Stock of each series will be entitled to receive cash dividends, if declared by our Board of Directors or its duly authorized committee, out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of Preferred Stock will set forth the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our Board of Directors or its duly authorized committee.

The applicable prospectus supplement will also state whether the dividends on any series of the Preferred Stock are cumulative or noncumulative. If our Board of Directors does not declare a dividend payable on a dividend payment date on any noncumulative series of Preferred Stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period even if the Board declares a dividend on that series payable in the future.

Our Board will not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to the Preferred Stock unless full dividends on the Preferred Stock have been declared and paid (or declared and sufficient money is set aside for payment). Until full dividends are paid (or declared and payment is set aside) on Preferred Stock ranking equal as to dividends, then:

- we will declare any dividends pro rata among the Preferred Stock of each series and any Preferred Stock ranking equal to the Preferred Stock as to dividends (i.e., the dividends we declare per share on each series of such Preferred Stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the Preferred Stock bear to each other);

- other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the Preferred Stock as to dividends or upon liquidation (except dividends or distributions paid for with securities ranking junior to the Preferred Stock as to dividends and upon liquidation); and

- we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) any securities ranking junior to or equal with the Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for stock junior to the Preferred Shares as to dividends and upon liquidation).

We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the Preferred Stock which may be past due.

REDEMPTION

A series of the Preferred Stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed Preferred Stock will become authorized but unissued shares of Preferred Stock that we may issue in the future.

If a series of the Preferred Stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of Preferred Stock are redeemed, we will pay all accrued and unpaid dividends on those shares of Preferred Stock up to, but excluding, the redemption date. The prospectus supplement will also specify whether the redemption price will be paid in cash or other property. If (1) we are only permitted to pay the redemption price for a series of Preferred Stock from the proceeds of a capital stock issuance and
(2) the proceeds from the issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that the Preferred Stock will automatically and mandatorily be converted into such capital stock.

If fewer than all of the outstanding shares of any series of the Preferred Stock are to be redeemed, our Board of Directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them (with adjustments to avoid redemption of fractional shares).

Even though the terms of a series of Preferred Stock may permit redemption of shares of Preferred Stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

- we will not redeem any Preferred Stock of that series unless we simultaneously redeem all outstanding shares of Preferred Stock of that series; and

- we will not purchase or otherwise acquire any Preferred Stock of that series.

The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring Preferred Stock of that series pursuant to a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption (unless we issue Depositary Shares representing interests in Preferred Shares, in which case we will send a notice to the Depositary between 40 to 70 days prior to the date fixed for redemption). We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

- the redemption date;

- the number of shares and the series of the Preferred Stock to be redeemed;

- the redemption price;

- the place or places where holders can surrender the certificates for the Preferred Stock for payment of the redemption price;

- that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

- the date when the holders' conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of the Preferred Stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

- the dividends on the Preferred Stock called for redemption will no longer accrue;

- such shares will no longer be considered outstanding; and

- the holders will no longer have any rights as stockholders except to receive the redemption price.

When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

In the event that a redemption described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Exchange Act, we will comply with all applicable provisions of the Exchange Act.

CONVERSION

The applicable prospectus supplement relating to a series of convertible Preferred Stock will describe the terms on which shares of that series are convertible into shares of Common Stock or other Securities, which may include a different series of Preferred Stock. The applicable prospectus supplement will also specify the price at which the shares of Preferred Stock are convertible, the date before any day fixed for redemption of the Preferred Stock at which the conversion rights will expire, and the events or circumstances which will result in adjustments to the conversion price, and, as applicable, the formulae for determining the adjusted conversion price. Events which may result in a conversion price adjustment include:

- stock dividends, stock splits and similar changes to the Company's Common
  Stock;

- other distributions of debt as assets to holders of Common Stock;

- extraordinary cash dividends on the Common Stock;

- reclassifications of the Common Stock; and

- mergers, consolidations or sales of substantially all of the Company's assets in which holders of Common Stock are entitled to receive stock, other securities, or other property or assets.

The conversion price may also be subject to reduction, at the Company's option, in certain circumstances to be described in the applicable prospectus supplement.

RIGHTS UPON LIQUIDATION

Unless the applicable prospectus states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the Preferred Stock will be entitled to receive:

- liquidation distributions in the amount stated in the applicable prospectus supplement; and

- all accrued and unpaid dividends (whether or not earned or declared).

We will pay these amounts to the holders of shares of each series of the Preferred Stock, and all amounts owing on any Preferred Stock ranking equally with such series of Preferred Stock as to distributions upon liquidation, out of our assets available for distribution to stockholders before any distribution is made to holders of any securities ranking junior to the series of Preferred Stock upon liquidation.

The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation or the merger of any other corporation into us will not be considered a dissolution, liquidation or winding up of our business.

If (1) we voluntarily or involuntarily liquidate, dissolve or wind up our business and (2) the assets available for distribution to the holders of the Preferred Stock of any series and any other shares of our stock ranking equal with such series as to any such distribution are insufficient to pay all amounts to which the holders are entitled, then we will only make pro rata distributions to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business (i.e., the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which such holders are respectively entitled upon such dissolution, liquidation or winding up of our business bear to each other).

After we pay the full amount of the liquidation distribution to which the holders of a series of the Preferred Stock are entitled, such holders will have no right or claim to any of our remaining assets.

VOTING RIGHTS

Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote. If the holders of a series of Preferred Stock are entitled to vote and the applicable prospectus supplement does not state otherwise, then each share of Preferred Stock will be entitled to one vote.

As more fully described under "Description of Depositary Shares" below, if we elect to provide for the issuance of Depositary Shares representing fractional interests in shares of Preferred Stock, the holders of each Depositary Share will be entitled to a fraction of a vote.

For any series of Preferred Stock having one vote per share, the voting power of the series, on matters on which holders of such series and holders of any other series of Preferred Stock are entitled to vote as a single class, will solely depend on the total number of shares in such series (not the aggregate liquidation preference or initial offering price).

Unless we receive the consent of the holders of an outstanding series of Preferred Stock and the outstanding shares of all other series of Preferred Stock which (1) rank equal with such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business and (2) have voting rights that are exercisable and that are similar to those of such series, we will not:

- authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such outstanding Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

- amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our Certificate of Incorporation or of the resolutions contained in a Certificate of Designation creating such series of the Preferred Stock so as to materially and adversely affect any right, preference, privilege or voting power of such outstanding Preferred Stock.

This consent must be given by the holders of at least two-thirds of all such outstanding Preferred Stock described in the preceding sentence, voting together as a single class. We will not be required to obtain this consent with respect to the actions listed in the second bullet point above, however, if we only (1) increase the amount of the authorized Preferred Stock, (2) create and issue another series of Preferred Stock, or (3) increase the amount of authorized shares of any series of Preferred Stock, if such Preferred Stock in each case ranks equal with or junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

                        DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of the Depositary Shares (as defined below). The prospectus supplement will describe the specific terms of the Depositary Shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Depositary Shares.

We have summarized certain terms and provisions of the Deposit Agreement, the Depositary Shares and the Depositary Receipts in this section. The summary is not complete. We have also filed the form of Deposit Agreement, including the form of Depositary Receipt, as an exhibit to the registration statement. You should read the forms of Deposit Agreement and Depositary Receipt relating to a series of Preferred Stock for additional information before you buy any Depositary Shares that represent Preferred Stock of such series.

GENERAL

We may offer fractional interests in Preferred Stock, rather than full shares of Preferred Stock. If we do, we will provide for the issuance by a Depositary (as defined below) to the public of receipts for depositary shares ("Depositary Shares"), each of which will represent a fractional interest in a share of a particular series of Preferred Stock.

The stock of any series of Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million (the "Depositary"). We will name the Depositary in the applicable prospectus supplement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will have a fractional interest in all the rights and preferences of the Preferred Stock underlying such Depositary Shares. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The Depositary Shares will be evidenced by depositary receipts issued under the Deposit Agreement (the "Depositary Receipts"). If you purchase fractional interests in shares of the related series of Preferred Stock, you will receive Depositary Receipts as described in the applicable prospectus supplement. While the final Depositary Receipts are being prepared, we may order the Depositary to issue temporary Depositary Receipts substantially identical to the final Depositary Receipts although not in final form. The holders of the temporary Depositary Receipts will be entitled to the same rights as if they held the Depositary Receipts in final form. Holders of the temporary Depositary Receipts can exchange them for the final Depositary Receipts at our expense.

If you surrender Depositary Receipts at the principal office of the Depositary (unless the related Depositary Shares have previously been called for redemption), you are entitled to receive at such office the number of shares of Preferred Stock and any money or other property represented by such Depositary Shares. We will not issue partial shares of Preferred Stock. If you deliver Depositary Receipts evidencing a number of Depositary Shares that represent more than a whole number of shares of Preferred Stock, the Depositary will issue you a new Depositary Receipt evidencing such excess number of Depositary Shares at the same time that the shares of Preferred Stock are withdrawn. Holders of Preferred Stock received in exchange for Depositary Shares will no longer be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares in exchange for such Preferred Stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

The Depositary will distribute all cash dividends or other cash distributions received with respect to the Preferred Stock to the record holders of Depositary Shares representing the Preferred Stock in proportion to the number of Depositary Shares owned by the holders on the relevant record date. The Depositary will distribute only the amount that can be distributed without attributing to any holder of Depositary Shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

If there is a distribution other than in cash, the Depositary will distribute property to the holders of Depositary Shares, unless the Depositary determines that it is not feasible to make such distribution. If this occurs, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of Depositary Shares.

The Deposit Agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the Preferred Stock will be made available to the holders of Depositary Shares.

CONVERSION AND EXCHANGE

If any series of Preferred Stock underlying the Depositary Shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of Depositary Receipts to convert or exchange the Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

If the series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the redemption proceeds, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be redeemed at their addresses appearing in the Depositary's records. The redemption price per Depositary Share will bear the same relationship to the redemption price per share of Preferred Stock that the Depositary Share bears to the underlying Preferred Share. Whenever we redeem Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing the Preferred Stock redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.

After the date fixed for redemption, the Depositary Shares called for redemption will no longer be outstanding. When the Depositary Shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the Depositary Shares were entitled to receive upon such redemption. Such payments will be made when holders surrender their Depositary Receipts to the Depositary.

VOTING THE PREFERRED STOCK

Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail information about the meeting contained in the notice to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to how the Preferred Stock underlying the holder's Depositary Shares should be voted.

The Depositary will try, if practical, to vote the number of Preferred Stock underlying the Depositary Shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the Depositary in order to enable the Depositary to vote the Preferred Stock in that manner. The Depositary will not vote any Preferred Stock for which it does not receive specific instructions from the holders of the Depositary Shares relating to such Preferred Stock.

TAXATION

Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the shares of Preferred Stock represented by the Depositary Shares. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the Preferred Stock. In addition:

- no gain or loss will be recognized for federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement;

- the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon the exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged for such Preferred Stock; and

- the holding period for the Preferred Stock, in the hands of an exchanging owner of Depositary Shares who held the Depositary Shares as a capital asset at the time of the exchange, will include the period that the owner held such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended by agreement between us and the Depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by us or the Depositary only if:

- all outstanding Depositary Shares relating to the Deposit Agreement have been redeemed; or

- there has been a final distribution on the Preferred Stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the Depositary for the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the Deposit Agreement.

MISCELLANEOUS

We will forward to the holders of Depositary Shares all reports and communications that we must furnish to the holders of the Preferred Stock.

Neither the Depositary nor we will be liable if the Depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. Our obligations and the Depositary's obligations under the Deposit Agreement will be limited to performance in good faith of duties set forth in the Deposit Agreement. Neither the Depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished to us and/or the Depositary. We and the Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

The Depositary may resign at any time by delivering notice to us. We may also remove the Depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

                          DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of the shares of our Common Stock that may be offered by this Prospectus ("Common Stock"). A prospectus supplement will describe the specific terms of the Common Stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that Common Stock.

We have summarized certain terms and provisions of the Common Stock in this section. The summary is not complete. We have also incorporated by reference our Certificate of Incorporation, as amended, and our bylaws, as amended, as exhibits to the registration statement. You should read our Certificate of Incorporation and our bylaws for additional information before you buy any Common Stock.

GENERAL

Stock Outstanding. As of October 15, 1998, our authorized Common Stock was 50,000,000 shares, of which 23,861,566 shares were issued and outstanding.

Dividends. Holders of Common Stock may receive dividends when declared by our Board of Directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of Common Stock may not receive dividends until we have satisfied our obligations to any holders of outstanding Preferred Stock. Our ability to pay dividends may also be restricted by loan agreements or other transactions that we enter into from time to time.

Voting Rights. Holders of Common Stock have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the certificate of designation for an outstanding series of Preferred Stock gives the holders of that Preferred Stock the right to vote on certain matters. Each holder of Common Stock is entitled to one vote per share. Holders of Common Stock have no cumulative voting rights for the election of directors (i.e., a holder of a single share of Common Stock cannot cast more than one vote for each position to be filled on our Board of Directors).

Other Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of Common Stock will receive pro rata, according to shares held by them, any remaining assets legally distributable to our stockholders after we have provided for any liquidation preference for outstanding shares of Preferred Stock. When we issue securities in the future, holders of Common Stock have no preemptive rights (i.e., the holders of Common Stock have no right, as holders of Common Stock, to buy any portion of those issued securities). Holders of Common Stock have no preferences, conversion or exchange rights.

Listing. Our outstanding shares of Common Stock are listed on the New York Stock Exchange under the symbol "FNF." Continental Stock Transfer and Trust Company serves as the transfer agent and registrar for the Common Stock.

Fully Paid. The outstanding shares of Common Stock are fully paid and nonassessable (i.e., the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional monies for such shares). Any additional Common Stock that we may issue in the future pursuant to an offering under this Prospectus or upon the conversion or exercise of other securities offered under this Prospectus will also be fully paid and nonassessable.

ANTI-TAKEOVER PROVISIONS CONTAINED IN THE CERTIFICATE OF INCORPORATION AND
BYLAWS

Certain provisions of our Certificate of Incorporation may make it less likely that our management would be changed or someone would acquire voting control of our Company without our Board's consent. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or attempts that might allow stockholders to receive premiums over the market price of their Common Stock.

Fair Price Provision. Our Certificate of Incorporation prohibits certain business combinations between our Company and interested stockholders, which include direct and indirect owners of 10% or more of our voting stock unless those transactions are approved by holders of at least 66.67% of our outstanding voting stock not owned by any interested stockholders, voting together as a single class. This 66.67% approval is in addition to any approval required by law. Business combinations requiring the 66.67% approval include the following transactions, among others:

- any merger or consolidation with an interested stockholder or a corporation affiliated with an interested stockholder;

- any sale, lease, pledge, exchange, mortgage or other transfer or disposition of our assets valued at 10% or more of the fair market value of our consolidated assets to an interested stockholder or person or entity affiliated with an interested stockholder, other than in the ordinary course of business;

- the issuance, pledge or transfer by us of any of our securities, or the securities of one or more of our subsidiaries to an interested stockholder in exchange for consideration with a value of 10% or more of the fair market value of our consolidated assets, unless such person is acting as an underwriter for such securities;

- any sale, lease, pledge, exchange, mortgage or other transfer or disposition of the assets of any interested stockholder or any person or entity affiliated with an interested stockholder with a value of 10% or more of the fair market value of our consolidated assets to us or one or more of our subsidiaries, other than in the ordinary course of business;

- the adoption of any plan proposed by or on behalf of an interested stockholder or a person or entity affiliated with an interested stockholder to liquidate or dissolve our Company; and

- any transaction that increases the voting power or proportionate share of any class of our equity or convertible securities owned directly or indirectly by an interested stockholder or a person or entity affiliated with an interested stockholder.

Stockholders do not need to approve a business combination under our Certificate of Incorporation if 66.67% of the "continuing directors" approve the business combination. Continuing directors are those directors, other than the interested stockholder or any representative or affiliate of the interested stockholder,
(1) who were members of the Board of Directors before the interested stockholder involved in the business combination became an interested stockholder or (2) whose election or nomination was approved by a majority of such directors.

Stockholders also do not need to approve a business combination under our Certificate of Incorporation that meets certain conditions specified in our Certificate of Incorporation. These conditions include, among other things, the following:

- the price received by each stockholder is at least as high as the highest price paid for our shares by the interested stockholder in becoming an interested stockholder in the two years before the business combination is announced, and also is at least as high as the higher of the fair market value of our shares when the interested stockholder became an interested stockholder or when the business combination was announced;

- after the interested stockholder became an interested stockholder and prior to completion of the business combination, we have not failed to declare and pay any quarterly dividends, unless approved by 66.67% of the continuing directors;

- the interested stockholder has not acquired any additional shares of our stock after becoming an interested stockholder;

- after the interested stockholder became an interested stockholder, such person has not directly or indirectly received the benefit of any loans, advances, guarantees, pledges or other financial assistance provided by our Company; and

- a proxy or information statement describing the proposed business combination is mailed to all holders of our stock at least 30 days before the business combination is completed.

Holders of at least 66.67% of our outstanding voting stock not owned by any interested stockholders, voting together as one class, must approve a proposal to amend or repeal, or adopt provisions inconsistent with the provisions of our Certificate of Incorporation described above unless such proposal is approved by 66.67% of the continuing directors, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such a proposal.

Preferred Stock. Our Board of Directors can at any time, under our Certificate of Incorporation and without stockholder approval, issue one or more new series of Preferred Stock. In some cases, the issuance of Preferred Stock without stockholder approval could discourage or make more difficult attempts to take control of our Company through a merger, tender offer, proxy contest or otherwise. Preferred Stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our Company from acquiring enough voting shares necessary to take control.

Classified Board. Members of our Board of Directors are divided into three classes and serve staggered three-year terms under our Certificate of Incorporation. This means that only approximately one-third of our directors are elected at each annual meeting of stockholders and that it would take two years to replace a majority of the directors unless they are removed. Under our Certificate of Incorporation, directors can be removed from office during their terms only if holders of at least 50% of our outstanding voting stock, voting together as one class, approve the removal. Holders of at least 80% of our outstanding voting stock, voting together as one class, must approve any proposal to amend or repeal, or adopt any provisions inconsistent with, this provision of our Certificate of Incorporation unless such proposal is approved by 66.67% of the members of our Board of Directors who are continuing directors according to our Certificate of Incorporation, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such a proposal.

Stockholder Actions. Our Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and not by any consent in writing. Our Certificate of Incorporation and bylaws each provide that special meetings of the stockholders may only be called by the Board of Directors. Holders of at least 80% of our outstanding voting stock, voting together as one class, must approve any proposal to amend or repeal, or adopt any provision inconsistent with, these provisions of our Certificate of Incorporation and bylaws, unless such proposal is approved by 66.67% of the members of our Board of Directors who are continuing directors according to our Certificate of Incorporation, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such proposal.

Nomination Procedures. Stockholders can nominate candidates for our Board of Directors. However, a stockholder must follow the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the nomination to our Corporate Secretary at least 90 days before a scheduled annual meeting of our stockholders or within 10 days after a stockholder receives notice of a special meeting. The notice must set forth such information about the stockholder making the nomination and the nominee as is specifically required in the bylaws.

Proposal Procedures. Stockholders can propose that business other than nominations to our Board of Directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder's interest in the proposal at least 60 days before the date set for the annual meeting of our stockholders.

Amendment of Bylaws. Under our bylaws, our Board of Directors can adopt, amend or repeal the bylaws, subject to limitations under Delaware law and our Certificate of Incorporation. Pursuant to our Certificate of Incorporation, a majority of our Board of Directors may not amend or repeal bylaw provisions relating to (i) the calling of special meetings of the stockholders, (ii) actions by stockholders without a meeting, (iii) agenda matters to be presented at stockholders' meetings, (iv) elections of directors and (v) indemnification of officers and directors, all of which may be amended or repealed only by the vote of at least 80% of all shares entitled to vote or by the vote of at least 66.67% of the members of our Board of Directors who are continuing directors according to our Certificate of Incorporation. Our stockholders also have the power to change or repeal our bylaws.

Additional Authorized Shares of Capital Stock. Additional shares of authorized Common Stock and Preferred Stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control of our Company.

                              PLAN OF DISTRIBUTION

We may sell the Securities offered pursuant to this Prospectus through agents, through underwriters or dealers or directly to one or more purchasers.

Underwriters, dealers and agents that participate in the distribution of the Securities offered pursuant to this Prospectus may be underwriters as defined in the Securities Act of 1933, as amended (the "Securities Act"), and any discounts or commissions received by them from us and any profit on the resale of the offered Securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered Securities may be listed.

The distribution of the Securities offered under this Prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by certain institutions to purchase offered Securities from us pursuant to contracts that provide for payment and delivery on a future date.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

When we issue the Securities offered by this Prospectus (except for shares of Common Stock), they may be new securities without an established trading market. If we sell a Security offered by this Prospectus to an underwriter for public offering and sale, the underwriter may make a market for that Security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any Security offered by this Prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL OPINIONS

The validity of the Securities and certain legal matters relating thereto will be passed upon for the Company by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California and for the underwriters by O'Melveny and Myers LLP, Los Angeles, California.

                                    EXPERTS

The Consolidated Financial Statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The Consolidated Financial Statements of Granite Financial, Inc. as of December 31 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

============================================================================

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

              PROSPECTUS                 PAGE
              ----------                 ----
About this Prospectus..................    2
Where You Can Find More Information....    2
The Company............................    4
Use of Proceeds........................    5
Ratios of Earnings to Fixed Charges....    5
Certain Financial Information..........    6
Description of Debt Securities.........    7
Description of Preferred Stock.........   14
Description of Depositary Shares.......   20
Description of Common Stock............   24
Plan of Distribution...................   28
Legal Opinion..........................   28
Experts................................   29

                            ------------------------

     UNTIL                , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

============================================================================

============================================================================

                                  $150,000,000

                       FIDELITY NATIONAL FINANCIAL, INC.

                                     [LOGO]

                                [DEBT SECURITIES
                                PREFERRED STOCK
                              DEPOSITARY SHARES OR
                                 COMMON STOCK]

                                ----------------
                                   PROSPECTUS
                                ----------------

                                OCTOBER   , 1998
============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Fee................  $44,250
Accounting Fees and Expenses..........................        *
Legal Fees and Expenses...............................        *
Printing Expenses.....................................        *
Miscellaneous Expenses................................        *
                                                        -------
          Total.......................................  $     *
                                                        =======

-------------------------
* To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

The directors and officers of the Company are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Company.

ITEM 16. EXHIBITS

The following exhibits are filed as part of this Registration Statement:

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
     1.1     Form of Underwriting Agreement for Debt Securities*
     1.2     Form of Underwriting Agreement for Common Stock*
     1.3     Form of Underwriting Agreement for Preferred Stock*
     1.4     Form of Underwriting Agreement for Depositary Shares*
     4.1     Form of Indenture for Debt Securities*

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
     4.2     Form of Preferred Stock Certificate*
     4.3     Form of Certificate of Designations of Preferred Stock*
     4.4     Form of Deposit Agreement with respect to the Depositary
             Shares*
     5.1     Opinion of Stradling Yocca Carlson & Rauth, a Professional
             Corporation*
    12.1     Computations of Ratio of Earnings to Fixed Charges
    23.1     Consent of KPMG Peat Marwick LLP
    23.2     Consent of Ehrhardt Keefe Steiner & Hottman PC
    23.3     Consent of Stradling Yocca Carlson & Rauth, a Professional
             Corporation (included in Exhibit 5.1)*
    24.1     Powers of Attorney (included on signature page)
    25.1     Form T-1 Statement of Eligibility and Qualification under
             the Trust Indenture Act of 1939, as amended, of
                            as Trustee for the Debt Securities*

-------------------------
* To be filed by amendment or as an exhibit to a Current Report on Form 8-K to be filed by the Company in connection with a specific offering pursuant to Item 601 of Regulation S-K under the Securities Act.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Fidelity National Financial, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 16th day of October, 1998.

                                       FIDELITY NATIONAL FINANCIAL, INC.

                                       By:   /s/ WILLIAM P. FOLEY, II
                                          --------------------------------------
                                                   William P. Foley, II
                                                  Chairman of the Board
                                               and Chief Executive Officer

                               POWER OF ATTORNEY

We, the undersigned directors and officers of Fidelity National Financial, Inc., do hereby make, constitute and appoint William P. Foley, II, Frank P. Willey and Allen D. Meadows, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE                              TITLE                   DATE
                ---------                              -----                   ----
         /s/ WILLIAM P. FOLEY, II              Chairman of the Board     October 16, 1998
------------------------------------------      and Chief Executive
           William P. Foley, II                 Officer (Principal
                                                Executive Officer)

           /s/ FRANK P. WILLEY                President and Director     October 16, 1998
------------------------------------------
             Frank P. Willey

                SIGNATURE                              TITLE                   DATE
                ---------                              -----                   ----
           /s/ ALLEN D. MEADOWS                   Executive Vice         October 16, 1998
------------------------------------------      President and Chief
             Allen D. Meadows                    Financial Officer
                                               (Principal Financial
                                              Officer and Accounting
                                                     Officer)

         /s/ WILLIAM A. IMPARATO                     Director            October 16, 1998
------------------------------------------
           William A. Imparato

            /s/ DONALD M. KOLL                       Director            October 16, 1998
------------------------------------------
              Donald M. Koll

                                                     Director            October   , 1998
------------------------------------------
              Daniel D. Lane

         /s/ GENERAL WILLIAM LYON                    Director            October 16, 1998
------------------------------------------
           General William Lyon

          /s/ STEPHEN C. MAHOOD                      Director            October 16, 1998
------------------------------------------
            Stephen C. Mahood

           /s/ J. THOMAS TALBOT                      Director            October 16, 1998
------------------------------------------
             J. Thomas Talbot

           /s/ CARY H. THOMPSON                      Director            October 16, 1998
------------------------------------------
             Cary H. Thompson

                                                     Director            October   , 1998
------------------------------------------
            William W. Wehner

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement for Debt Securities *
  1.2     Form of Underwriting Agreement for Common Stock *
  1.3     Form of Underwriting Agreement for Preferred Stock*
  1.4     Form of Underwriting Agreement for Depositary Shares*
  4.1     Form of Indenture for Debt Securities *
  4.2     Form of Preferred Stock Certificate*
  4.3     Form of Certificate of Designations of Preferred Stock *
  4.4     Form of Deposit Agreement with respect to the Depositary
          Shares *
  5.1     Opinion of Stradling Yocca Carlson & Rauth, a Professional
          Corporation *
 12.1     Computations of Ratio of Earnings to Fixed Charges
 23.1     Consent of KPMG Peat Marwick LLP
 23.2     Consent of Ehrhardt Keefe Steiner & Hottman PC
 23.3     Consent of Stradling Yocca Carlson & Rauth, a Professional
          Corporation (included in Exhibit 5.1)*
 24.1     Powers of Attorney (included on signature page)
 25.1     Form T-1 Statement of Eligibility and Qualification under
          the Trust Indenture Act of 1939, as amended, of
                         as trustee for the Debt Securities*

-------------------------
* To be filed by amendment or as an exhibit to a Current Report on Form 8-K to be filed by the Company in connection with a specific offering pursuant to Item 601 of Regulation S-K of the Securities Act.